EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Cosi, Inc.
Deerfield, Illinois
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-124833) and Form S-8 (No. 333-104319) of Cosi, Inc. of our reports dated March 13, 2006, relating to the consolidated financial statements and the effectiveness of Cosi, Inc.’s internal control over financial reporting, which appear in this Form 10-K.
/s/BDO Seidman, LLP
Chicago, Illinois
March 13, 2006